 EXHIBIT 21

SUBSIDIARIES OF CRYOPORT, INC.

AND JURISDICTION OF INCORPORATION OR ORGANIZATION

Cryogene, Inc.	Texas
Cryoport Systems, LLC	California
MVE Biological Solutions US, LLC	Delaware
Cryoport Netherlands BV	The Netherlands
Cryoport France, SAS	France
Cryoport Japan GK	Japan
Cryoport UK Limited	United Kingdom
Cryoport Belgium SA	Belgium
Cryoport Germany, GmbH	Germany
TEC4MED LifeScience GmbH	Germany
SCI JA8	France
MVE Biological Solutions Australia Pty Limited	Australia
MVE Biological Solutions Germany GmbH	Germany
MVE Biological Solutions (Chengdu) Co., Ltd.	China